Exhibit 99.1

NEWS RELEASE

For Release on February 12, 2018	Contact: Temi Oduozor
4:02 PM (ET)	Corporate Controller
toduozor@gigatronics.com
(925) 328-4650

Giga-tronics Reports Third Quarter FY 2018 Results

Company Also Announces Fourth Quarter Fiscal 2018 Sales Outlook

Dublin, CA – February 12, 2018 – Giga-tronics Incorporated (OTCQB: GIGA) (the “Company”) reported today its financial results for the third fiscal quarter and nine-month period ended December 30, 2017. For the third quarter of fiscal 2018, the Company reported revenue of $3.2 million which was the same as the comparable prior fiscal year period. Although total revenue was the same, revenues from the Company’s Giga-tronics Division increased by $1.1 million from the comparable prior year period primarily due to the fulfillment of a $1.7 million Navy ASG/ASA order which was entirely offset by a $1.1 million decrease from the Company’s Microsource business unit due to the winding down of non-recurring engineering services as well as lower product revenues as the Company fulfilled the remaining portion of its $4.5 million YIG RADAR filter order in the second quarter of fiscal 2018. Net sales for the nine-month period ended December 30, 2017 were $7.5 million, a decrease of 32%, compared to the $11.0 million reported for the nine-month period ended December 24, 2016. The decrease in net sales for the nine-month period was primarily due to lower sales associated with the Company’s legacy products, as well as, the winding down of engineering services from the Company’s Microsource division and the delay in the receipt of the next production order of YIG RADAR filters for the F-15 aircraft, which the Company received in September 2017. As previously announced, this new order of YIG RADAR filters is expected to start shipping during the fourth quarter of fiscal 2018. Backlog at December 30, 2017 was $11.8 million which comprised almost entirely of orders for the Company’s Microsource YIG RADAR filter products and related services.

Net loss for the third quarter of fiscal 2018 was $313,000, or $0.03 per diluted common share compared to a net loss of $575,000, or $0.06 per diluted common share, for the comparable prior fiscal year period. The decrease in net loss for the third quarter of fiscal 2018 compared to the same prior year period was primarily due to lower expenses in fiscal 2018 associated with facility and headcount reductions completed at the beginning of fiscal 2018, as well as a net gain of $324,000 associated with the divestiture of the legacy product line completed in October 2018. The improvements were partially offset by a $431,000 non-cash charge associated with the amortization of capitalized software development costs (compared to $34,000 during the third quarter of fiscal 2017). Net loss for the nine-month period ended December 30, 2017 was $2.7 million, or $0.27 per diluted common share compared to a net loss of $1.1 million, or $0.11 per diluted common share for the nine-month period ended December 24, 2016. The increase in net loss for the nine-month period ended December 30, 2017 was primarily due to the lower net sales in the nine-month period of fiscal 2018, increased amortization of capitalized software ($733,000 in fiscal 2018 vs. $34,000 in fiscal 2017), as well as the $802,000 gain associated with the sale of the Switch product line in the first quarter of fiscal 2017 compared to a $324,000 net gain in the third quarter of fiscal 2018 associated with the legacy product line sale to Spanawave.

The Company is also providing guidance for the fourth quarter of fiscal 2018, which will end on March 31, 2018. Net sales for the fourth quarter are expected to be in the range of $1.9 million to $2.1 million, compared to $2.0 million, $2.2 million and $3.2 million reported in the first, second and third quarters of fiscal 2018, respectively, and the $5.2 million reported in the fourth quarter of fiscal 2017. The foregoing guidance is based on management's current review of operations for the fourth quarter of fiscal 2018, and remain subject to change based on actual results, and subject to review by the Company's independent accountants.

John Regazzi, the Company’s CEO said, “I’m pleased to see the effect of the Company’s cost cutting efforts on our operating results. Additionally, our third quarter fiscal 2018 expenses included a final non-cash charge ($431,000) which completes the amortization of our ASG TEmS related capitalized software which will help improve our margins going forward. We believe our pipeline for additional ASG orders along with the significant backlog we have for YIG RADAR filters will further assist in our goal of returning Giga-tronics to profitability within the first half of fiscal 2019.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the third quarter results. To participate in the call, dial (888) 517-2458 or (847) 413-3538, and enter PIN Code 7513 565#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of February 12, 2018.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth and margin, expected shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: uncertainty as to the company's ability to continue as a going concern; delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; the volatility in the market price of our common stock; and general market conditions. For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 25, 2017 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GIGA-TRONICS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands except share data)	December 30, 2017	March 25, 2017
Assets
Current assets:
Cash and cash-equivalents	$760	$1,421
Trade accounts receivable, net of allowance of $11 and $45, respectively	830	954
Inventories, net	5,421	4,811
Prepaid expenses and other current assets	69	452
Total current assets	7,080	7,638
Property and equipment, net	921	528
Other long-term assets	175	175
Capitalized software development costs	—	733
Total assets	$8,176	$9,074
Liabilities and shareholders' (deficit) equity
Current liabilities:
Line of credit	$552	$582
Accounts payable	1,463	1,107
Loan payable, net of discounts and issuance costs	1,415	—
Equity forward, at estimated fair value	16	—
Accrued payroll and benefits	439	583
Deferred revenue	3,090	3,614
Capital lease obligations	53	50
Deferred liability related to asset sale	—	375
Deferred rent	55	—
Other current liabilities	1,006	707
Total current liabilities	8,089	7,018
Warrant liability, at estimated fair value	155	222
Long term deferred rent	444	—
Long term obligations - capital lease	74	114
Total liabilities	8,762	7,354
Commitments and contingencies
Shareholders' equity:
Convertible preferred stock of no par value; Authorized - 1,000,000 shares; Series A - designated 250,000 shares; no shares at December 30, 2017 and March 25, 2017 issued and outstanding
Series B, C, D- designated 19,500 shares; 18,533.51 shares at December 30, 2017 and March 25, 2017 issued and outstanding; (liquidation preference of $3,540 at December 30, 2017 and March 25, 2017)	2,911	2,911
Common stock of no par value; Authorized - 40,000,000 shares; 10,179,653 shares at December 30, 2017 and 9,594,203 shares at March 25, 2017 issued and outstanding	24,736	24,390
Accumulated deficit	(28,233)	(25,581)
Total shareholders' (deficit) equity	(586)	1,720
Total liabilities and shareholders' (deficit) equity	$8,176	$9,074

GIGA-TRONICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended		Nine Month Periods Ended
(In thousands except per share data)	December 30, 2017	December 24, 2016	December 30, 2017	December 24, 2016
Net sales	$3,220	$3,202	$7,453	$11,037
Cost of sales	2,415	2,108	5,695	7,788
Gross profit	805	1,094	1,758	3,249

Operating expenses:
Engineering	452	627	1,313	1,724
Selling, general and administrative	891	1,077	3,158	3,429
Total operating expenses	1,343	1,704	4,471	5,153

Operating loss	(538)	(610)	(2,713)	(1,904)

Gain on sale of product line	324	—	324	802
Gain on adjustment of warrant liability to fair value	7	62	67	136
Interest expense:
Interest expense, net	(71)	(24)	(238)	(84)
Interest expense from accretion of loan discount	(35)	(3)	(90)	(21)
Total interest expense, net	(106)	(27)	(328)	(105)
Loss before income taxes	(313)	(575)	(2,650)	(1,071)
Provision for income taxes	—	—	2	2
Net loss	$(313)	$(575)	$(2,652)	$(1,073)

Loss per common share - basic	$(0.03)	$(0.06)	$(0.27)	$(0.11)
Loss per common share - diluted	$(0.03)	$(0.06)	$(0.27)	$(0.11)

Weighted average shares used in per share calculation:
Basic	9,798	9,550	9,769	9,550
Diluted	9,798	9,550	9,769	9,550